UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): January 16, 2006

ODYSSEY HEALTHCARE, INC.
(Exact name of registrant as specified in its charter)

Texas	000-33267	43-1723043
(State or other	(Commission File Number)	(I.R.S. Employer
jurisdiction of incorporation)		Identification Number)

717 North Harwood Street, Suite 1500		75201
Dallas, Texas		(Zip Code)
(Address of principal executive offices)
Registrant’s telephone number, including area code: (214) 922-9711
Not Applicable
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry Into a Material Definitive Agreement.
     The information provided below in the last four paragraphs of Item 5.02 of this Current Report on Form 8-K is hereby incorporated by reference into this Item 1.01.
Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.
     On January 16, 2006, Woodrin Grossman was appointed Senior Vice President – Strategy and Development of Odyssey HealthCare, Inc. (the “Company”). In connection with his appointment as Senior Vice President – Strategy and Development, Mr. Grossman resigned from the Board of Directors of the Company (the “Board”) effective January 16, 2006. Mr. Grossman was Chairman of the Audit Committee of the Board and a member of the Nominating & Governance Committee of the Board. Mr. Grossman’s resignation from the Board leaves a Class III director vacancy on the Board.
     Mr. Grossman is 61 years old and from July 7, 2005 until January 16, 2006 served as a member of the Board. Prior to his service with the Company, he was a partner of PricewaterhouseCoopers, having served 37 years with the firm. As Chairman for 17 years of the Healthcare Practice of PricewaterhouseCoopers, Mr. Grossman was responsible for developing the strategic direction and market delivery capabilities of the firm’s healthcare professionals, providing solutions in the areas of accounting, auditing, consulting and tax services. In his 37 years with PricewaterhouseCoopers, Mr. Grossman provided diversified consulting, accounting and audit services to numerous investor-owned and tax-exempt healthcare providers and suppliers, academic medical centers and health insurers. Mr. Grossman earned his Master’s degree from the Wharton Graduate School of the University of Pennsylvania and his Bachelor of Science degree from Moravian College.
     The Company entered into an employment agreement with Mr. Grossman effective January 16, 2006, a copy of which is attached as Exhibit 10.1 to this Current Report on Form 8-K. The following is a summary description of the terms of Mr. Grossman’s employment agreement. Such summary is not intended to be complete and is qualified in its entirety by the complete text of the employment agreement.
     Mr. Grossman’s employment agreement provides that the term of his employment as Senior Vice President – Strategy and Development commences on January 16, 2006 and continues until January 15, 2009, with automatically renewing one-year terms thereafter unless ninety days prior written notice is given by either party in advance of any one-year renewal period. The employment agreement further provides for an annual base salary of $308,227.50, which is subject to annual review by the Board and may be increased in the Board’s discretion. The employment agreement also provides for an annual bonus of not less than 70% of his annual base salary to be determined by the Board based on the Company achieving certain performance goals. In addition, the employment agreement provides that Mr. Grossman is eligible to participate in all benefit programs for which other executives are generally eligible. The employment agreement also provides for, and on January 16, 2006, Mr. Grossman received, an option to purchase 250,000 shares of the Company’s common stock, par value $.001 per share (the “Option”), subject to the terms and provisions of the Company’s 2001 Equity-Based Compensation Plan. The Option was granted pursuant to a stock option agreement dated January 16, 2006, that provides, among other things, that the exercise price of the Option is $18.76 per share, and that the Option vests in four equal annual installments beginning on January 16, 2007.
     Under his employment agreement, the Company may terminate Mr. Grossman’s employment for cause or without cause. If Mr. Grossman’s employment is terminated without cause or he resigns for good reason:
•	he will be entitled to receive severance payments equal to his base salary, payable in bi-weekly payments, in accordance with the Company’s regular payroll practice, until the first anniversary of his date of termination;

•	he will be entitled to receive his pro rata share of any annual bonus to which he would have been entitled through the date of termination, payable at such time as the Company pays other executives of the Company annual bonuses for the calendar year in which his date of termination occurs;

•	if he is entitled to coverage under the medical, prescription and dental portions of the Company’s welfare plans, he will be entitled to continuation of such coverage for him and his dependents until the later of the first anniversary of his date of termination or January 15, 2009; and

•	all vested stock options granted to Mr. Grossman shall remain exercisable until the first anniversary of the date of his termination.
     If within two years following a change of control Mr. Grossman is terminated without cause or resigns for good reason, he will be entitled to similar severance payments as if he had been terminated without cause prior to a change of control. However, the period for which he will be entitled to severance payments will be the later of the first anniversary of his date of termination or the second anniversary of the date of the change of control. The employment agreement also contains confidentiality provisions as well as a covenant not to compete during the employment term and continuing until the first anniversary of the date of termination.
Item 8.01 Other Events.
     On January 19, 2006, the Company issued a press release announcing Mr. Grossman’s appointment as Senior Vice President – Strategy and Development of the Company and his resignation as a member of the Board. The press release is attached as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(d)	Exhibits.

	10.1	Employment Agreement by and between Odyssey HealthCare, Inc. and Woodrin Grossman, dated January 16, 2006.

	99.1	Press Release, dated January 19, 2006.

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ODYSSEY HEALTHCARE, INC.
Date: January 20, 2006	By:	/s/ Douglas B. Cannon
Douglas B. Cannon
Senior Vice President and Chief Financial Officer